Knoll

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Full Year Growth In Sales, Profits and EPS.

Full Year Sales Exceed $1.1 billion. Full Year Adjusted EPS Up 28%.

EAST GREENVILLE, PA, February 5, 2009 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2008. Net sales were $276.3 million for the quarter, a decrease of 2.0% from fourth quarter 2007. Operating profit was $37.3 million, or 13.5% of net sales, a decrease of 5.6% from the fourth quarter 2007. Operating profit for the fourth quarter of 2008 includes a restructuring charge of $1.2 million. Net income was $22.7 million, an increase of 9.7% over the fourth quarter 2007. Adjusted Earnings per share was $0.52 for the quarter compared to $0.42 per share in the prior year.

For the full year, net sales were $1.12 billion, an increase of 6.1% over full year 2007. Operating profit was $145.4 million, or 13.0% of net sales, an increase of 2.3% over full year 2007. Operating profit for the full year of 2008 includes restructuring charges of $4.6 million. Net income was $84.9 million, an increase of 18.9% over full year 2007, and adjusted earnings per share was $1.88 compared to $1.47 per share in the prior year.

"I am extremely proud of what our team accomplished and the results that we delivered in 2008. Overall, in spite of a challenging macroeconomic environment on both the top line and in terms of input costs our focus on high design content businesses allowed us to grow sales, protect our industry leading operating margins and deliver 28% growth in our Adjusted EPS," commented Andrew Cogan, CEO.

"Clearly the strategies that we have put in place since the last industry downturn have placed Knoll in a much stronger position to face a deteriorating demand environment. Our sources of revenue are significantly more diversified and less dependent on North America Office system demand trends in particular. Our higher margin Specialty businesses compose a much greater part of our revenue and profitability and International sales outside of North America currently represent the largest portion of our revenues ever. I am confident that with our rich pipeline of new products, and our proven ability to flex our cost structure, we will do as well as the environment will allow."

"I want to thank and congratulate all our Associates and dealer partners around the world on this extraordinary performance."

Fourth Quarter Results

Fourth quarter 2008 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/08	12/31/07	Change

Net Sales	$276.3	$281.8	(2.0)%
Gross Profit	99.5	99.0	0.5%
Operating Expenses	60.9	59.5	2.4%
Restructuring Charges	1.2	-	-%
Operating Profit	37.3	39.5	(5.6)%
Net Income	22.7	20.7	9.7%
Earnings Per Share - Diluted	.50	.42	19.0%
Adjusted Earnings Per Share - Diluted	.52	.42	23.8%
Backlog	201.7	190.7	5.8%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $276.3 million, a decrease of $5.5 million, or 2.0%, over fourth quarter 2007, representing decreased volume in North America particularly in our office systems category.

Backlog of unfilled orders at December 31, 2008 was $201.7 million, an increase of $11.0 million, or 5.8%, versus the prior year.

Gross profit for the fourth quarter 2008 increased slightly to $99.5 million when compared to the prior year. Gross margin increased from 35.1% in the fourth quarter of 2007 to 36.0%. The increase from the fourth quarter of 2007 largely resulted from the decline in value of the Canadian Dollar and reduced transportation costs. Better pricing and our global sourcing initiatives also contributed to the increase.

Operating expenses for the quarter were $60.9 million, or 22.0% of sales, compared to $59.5 million, or 21.1% of sales, for fourth quarter of 2007. The increase in operating expenses during the fourth quarter of 2008 was in large part due to increased bad debt expense offset by other reductions in spending.

Our operating profit for the fourth quarter of 2008 was $37.3 million, a decrease of $2.2 million, or 5.6%, over the same period in 2007. Operating profit as a percent of sales was 13.5%. Operating profit for the fourth quarter of 2008 includes a restructuring charge of $1.2 million. Excluding that restructuring charge, operating profit would have been $38.5 million, or 13.9% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Net income for the fourth quarter 2008 was $22.7 million, or $0.52 adjusted earnings per share, as compared to $20.7 million, or $0.42 adjusted earnings per share, for the same quarter in 2007.

Full Year Results

2008 financial results highlights follow:

Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/08	12/31/07	Change

Net Sales	$1,120.1	$1,055.8	6.1%
Gross Profit	395.1	365.1	8.2%
Operating Expenses	245.0	222.9	9.9%
Restructuring Charges	4.6	-	-%
Operating Profit	145.4	142.2	2.3%
Net Income	84.9	71.4	18.9%
Earnings Per Share - Diluted	1.82	1.45	25.5%
Adjusted Earnings Per Share - Diluted	1.88	1.47	27.9%
Backlog	201.7	190.7	5.8%

For the year, net sales totaled $1.12 billion an increase of $64.3 million, or 6.1%, from 2007 net sales of $1.05 billion. The increase was attributable to our Specialty and Complimentary businesses. Net sales also benefited from previously implemented price increases. For the year, we experienced greater growth internationally than in North America.

In spite of record inflationary pressures and foreign exchange headwinds early in the year from a weakening US dollar relative to the Canadian dollar and Euro our gross margins increased to 35.3% in 2008 compared to 34.6% in 2007. Additional volume, better pricing, favorable product mix and our global sourcing initiatives contributed to the increase.

Operating expenses for 2008 were $245.0 million, or 21.9% of sales, compared to $222.9 million, or 21.1% of sales, for 2007. The increase in operating expenses during 2008 was in large part due to the inclusion of operating expenses associated with Edelman Leather, which we acquired in the fourth quarter of 2007 and increased bad debt expense.

Our operating profit for 2008 was $145.4 million, an increase of $3.2 million, or 2.3%, over the same period in 2007. Operating profit as a percent of sales was 13.0%. Operating profit for 2008 includes restructuring charges of $4.6 million. Excluding that restructuring charge, operating profit would have been $150.0 million or 13.4% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

We generated 2008 net income of $84.9 million, or $1.88 adjusted earnings per share, compared to $71.4 million, or $1.47 adjusted earnings per share, in 2007.

Other income/expense in 2008 included an approximate $2.9 million gain due to foreign currency translation and $0.7 million gain on miscellaneous income. Other income/expense in 2007 included an approximate $4.2 million loss due to foreign currency translation and $1.2 million loss related to the write off of deferred financing fees.

Annual cash generated from operations in 2008 was $112.2 million, compared to $102.2 million the year before. Capital expenditures in 2008 totaled $18.5 million compared to $16.3 million for 2007. During the year the Company repurchased approximately 3.1 million shares of its stock for $40.9 million and repaid $31.1 million of debt. The Company also paid dividends of $22.4 million, $0.12 per share per quarter.

"In addition to the strong operating results that we delivered in 2008 we continued to improve our overall financial position and liquidity as we paid down over $30.0 million of debt while simultaneously reducing shares outstanding. With a credit facility that runs into 2013, we are well positioned to face what we expect to be challenging demand conditions. As our team did through the last industry cycle we will continue to take the necessary actions to protect our profitability while making the investments needed to come through another cycle a stronger and better company" commented Barry McCabe, CFO.

"In the first half of 2009, we anticipate taking restructuring charges of approximately $8 million dollars associated with voluntary and involuntary layoffs, of which approximately $6 million will be in the first quarter."

The Company added that on February 4, 2009, its Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 31, 2009, to stockholders of record on March 16, 2009.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share and Adjusted Operating Profit measures, which are both non-GAAP financial measures. Adjusted Earnings Per Share and Adjusted Operating Profit are calculated by excluding from Earnings Per Share and Operating Profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring and other charges and the write-off of deferred financing fees associated with the Company's old credit facility. We present Adjusted Earnings Per Share and Adjusted Operating Profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share and Adjusted Operating Profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share or Operating Profit under GAAP. Adjusted Earnings Per Share and Adjusted Operating Profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share and Adjusted Operating Profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share and Adjusted Operating Profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share and Adjusted Operating Profit only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended December 31,
	2008	2007

Earnings per Share - Diluted	$0.50	$0.42
Add back:
Restructuring and other charges	0.02	-

Adjusted Earnings per Share - Diluted	$0.52	$0.42

	Twelve Months Ended December 31,
	2008	2007

Earnings per Share - Diluted	$1.82	$1.45
Add back:
Restructuring and other charges	0.06	-
Write-off of deferred financing fees	-	0.02

Adjusted Earnings per Share - Diluted	$1.88	$1.47

The following table reconciles Adjusted Operating Profit to Operating Profit for the periods indicated.

	Three Months Ended December 31,
	2008	2007

Operating Profit ($mm)	$37.3	$39.5
Add back:
Restructuring and other charges	1.2	-

Adjusted Operating Profit	$38.5	$39.5

	Twelve Months Ended December 31,
	2008	2007

Operating Profit ($mm)	$145.4	$142.2
Add back:
Restructuring and other charges	4.6	-

Adjusted Operating Profit	$150.0	$142.2

Conference Call Information

Knoll will host a conference call on Thursday, February 5, 2009 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 788-0543

International 857 350-1681

Passcode 24084635

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 12, 2009 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 91954945).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Sales	$276,286	$281,816	$1,120,147	$1,055,814
Cost of sales	176,825	182,857	725,078	690,689

Gross profit	99,461	98,959	395,069	365,125
Selling, general, and administrative expenses	60,945	59,468	245,032	222,937
Restructuring and other charges	1,193	-	4,625	-

Operating income	37,323	39,491	145,412	142,188
Interest expense	3,626	6,014	16,289	24,598
Other income (expense), net	1,801	(744)	3,679	(4,651)

Income before income tax expense	35,498	32,733	132,802	112,939
Income tax expense	12,844	12,045	47,890	41,496

Net income	$22,654	$20,688	$84,912	$71,443

Earnings per share:
Basic	$.50	$.43	$1.82	$1.48
Diluted	$.50	$.42	$1.82	$1.45
Weighted-average shares outstanding:
Basic	45,247,951	48,207,075	46,570,272	48,239,189
Diluted	45,251,875	48,775,509	46,694,340	49,248,902

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$14,903	$17,975
Customer receivables, net	126,051	137,001
Inventories	100,225	92,087
Prepaid and other current assets	19,069	16,382

Total current assets	260,248	263,445
Property, plant, and equipment, net	132,168	143,643
Intangible assets, net	299,120	302,367
Deferred income taxes	23,118	-
Other noncurrent assets	6,124	7,987

Total Assets	$720,778	$717,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$121	$136
Accounts payable	78,442	83,107
Other current liabilities	116,457	93,748

Total current liabilities	195,020	176,991
Long-term debt	337,258	368,440
Other noncurrent liabilities	143,881	97,290

Total liabilities	676,159	642,721

Stockholders' equity	44,619	74,721

Total Liabilities and Stockholders' Equity	$720,778	$717,442

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2008	2007

Net income	$84,912	$71,443

Cash Flows provided by Operating Activities	112,224	102,155

Cash Flows used in Investing Activities	(18,530)	(86,910)

Cash Flows used in Financing Activities	(92,381)	(16,675)

Effect of exchange rate changes on cash and cash equivalents	(4,385)	3,367

Increase in cash and cash equivalents	(3,072)	1,937

Cash and cash equivalents at beginning of period	17,975	16,038

Cash and cash equivalents at end of period	$14,903	$17,975